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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Elaine Parfitt
Chief Financial Officer
Integral Systems, Inc.
Phone:  301-731-4233
Fax:  301-731-9606

                  INTEGRAL SYSTEMS ANNOUNCES FINANCIAL RESULTS
                         FOR THE SECOND QUARTER OF 2003

               Quarterly Revenue and Net Income are Historic Highs

Lanham, Md., May 12, 2003 -- Integral Systems, Inc. (NASDAQ: ISYS) today reported financial results for the second quarter of fiscal 2003. Revenues for the quarter were $20 million, up from $10.6 million in the second quarter of fiscal 2002--an increase of approximately 89%, and a new Company record. Operating income also rose to $2.3 million for the quarter, versus $152,000 in the second quarter of fiscal 2002--a fifteen fold increase.

Net income increased to $1.5 million in the second quarter of fiscal 2003 from $434,000 in the second quarter of fiscal 2002, an increase of 246% and also a new Company record. Further, net income from the second quarter last year was boosted by a gain of approximately $390,000 on the sale of marketable equity securities which did not recur during the current quarter, making the current quarter to quarter increase in net operating income that much more dramatic. On a fully diluted per share basis, net income tripled to $.15 during the second quarter of fiscal 2003 from $.05 during the second quarter of fiscal 2002.

"While we are pleased with our second quarter revenue totals, we are even more gratified to see the improvements in operating income and net income," commented Steven R. Chamberlain, Chairman and Chief Executive Officer. "Although our SAT and Newpoint subsidiaries have yet to reach break-even, the results from the Company's core command and control business plus operating income from our newly acquired subsidiary, RT Logic, have handsomely offset the losses from the two losing subsidiaries."

"Despite the losses at SAT and Newpoint, we are seeing operating improvements and efficiencies for both entities each consecutive quarter. Our focus continues to be long term in nature and we intend to invest in these businesses for the foreseeable future. We believe that once the commercial satellite market in general turns around both SAT and Newpoint will begin to generate positive operating results," Chamberlain said.

Operating results for the three months ended March 31, 2003 include full quarter results for Newpoint and RT Logic. The Company did not own RT Logic in the second quarter of the prior year while Newpoint was only owned for two months of the prior year's second quarter.

For the six months ended March 31, 2003 revenues were $39.5 million compared to $20.8 million for the six months ended March 31, 2002 - an increase of $18.7 million or 90%. For the current six-month

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period, operating income was $3.6 million compared to $810,000 for the same period last year, while net income increased to $2.3 million from $1.1 million, an increase of approximately $1.3 million. On a fully diluted per share basis, net income increased to $.24 during the six months ended March 31, 2003 from $.11 during the first half of fiscal 2002.

 "Currently we are on target to meet or beat our previously announced guidance for the full fiscal year," remarked Chamberlain. "Through the first half of the current fiscal year, we have already recorded 78% of our full fiscal 2002 revenue and more importantly 89% of all the net income posted in fiscal 2002. One should also remember that the net income figure for fiscal 2002 included gains of approximately $1.1 million on marketable security sales that have not recurred this year," stated Chamberlain.

Mr. Chamberlain will host a conference call Wednesday, May 14, 2003 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company prospects. To participate or listen to the call, dial 800-558-9407. A replay of the conference call can be heard May 14, 2003 from 12:30 p.m. ET through Friday, May 16, 2003 12:30 p.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21143893.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH 2000 product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company's RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. Integral Systems has approximately 350 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company's current expectations. There is no assurance that the Company's projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. Such statements are subject to risks and uncertainties, including the Company's reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company's government and commercial contracts are subject, the Company's dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company's acquisition strategy and those other risks noted in the Company's SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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                     INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Three Months Ended                      Six Months Ended
                                                       March 31,                             March 31,
                                                  2003             2002                2003              2002
                                              (unaudited)       (unaudited)         (unaudited)       (unaudited)
                                            --------------     ------------        ------------      ------------
Revenue                                     $   19,956,596     $ 10,557,529        $ 39,526,377      $ 20,814,986

Total Cost of Revenue                           13,082,953        7,506,650          27,036,355        14,650,334
                                            --------------     ------------        ------------      ------------

Gross Margin                                     6,873,643        3,050,879          12,490,022         6,164,652
                                            --------------     ------------        ------------      ------------

Operating Expenses
     SG&A                                        2,936,196        2,346,786           5,670,652         4,053,926
     Research and Development                      578,885            5,218           1,108,502           206,119
     Product Amortization                          747,231          547,276           1,494,462         1,094,526
     Intangible Asset Amortization                 322,265                0             644,530                 0
                                            --------------     ------------        ------------      ------------
Total Operating Expenses                         4,584,577        2,899,280           8,918,146         5,354,571
                                            --------------     ------------        ------------      ------------

Income from Operations                           2,289,066          151,599           3,571,876           810,081
                                            --------------     ------------        ------------      ------------

Other Income (Expense)                              77,318          556,126              70,422           766,236
                                            --------------     ------------        ------------      ------------

Income Before Income Taxes                       2,366,384          707,725           3,642,298         1,576,317
                                            --------------     ------------        ------------      ------------

Income Taxes                                       881,630          274,126           1,307,736           526,613
                                            --------------     ------------        ------------      ------------

Net Income                                  $    1,484,754     $    433,599        $  2,334,562      $  1,049,704
                                            ==============     ============        ============      ============

Weighted Average Number of Common Shares
Outstanding During Period                        9,710,205        9,120,763           9,705,717         9,096,980
                                            ==============     ============        ============      ============

Earnings Per Share (Basic)                  $         0.15     $       0.05        $       0.24      $       0.12
                                            ==============     ============        ============      ============


Weighted Average Number of Fully Diluted
Common Shares Outstanding During Period          9,758,275        9,316,743           9,751,072         9,296,883
                                            ==============     ============        =============     =============

Earnings Per Share (Diluted)                $         0.15     $       0.05         $      0.24       $      0.11
                                            ==============     ============        =============     =============

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